EXHIBIT (c)(14)


                               THIRD AMENDMENT TO
                     AGREEMENT FOR SATISFACTION OF JUDGMENT


         This Third Amendment to Agreement for Satisfaction of Judgment is entered into as of the 16th day of September, 1997 by and among HOMEOWNERS GROUP, INC. ("HOMG"), HOMEOWNERS MARKETING SERVICES, INC. ("HMS") and THE CROSS COUNTRY GROUP, L.L.C. ("CC").

         WHEREAS, on October 31, 1996, CC, HOMG and HMS entered into an Agreement for Satisfaction of Judgment (the "Agreement") for the satisfaction and release of that certain judgment entered on December 20, 1995 in favor of Acceleration National Insurance Company against HMS for the sum of $5,156,022 plus interest and costs;

         WHEREAS, as of January 31, 1997, CC, HOMG and HMS entered into the First Amendment to the Agreement, and as of July 1, 1997 CC, HOMG and HMS entered into the Second Amendment to the Agreement;

         WHEREAS, CC, HOMG and HMS desire to further amend the Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

         CASH PAYMENT. CC, as assignee of the rights of ANIC, agrees to accept the sum of $2,698,214.80 (the "Judgment Amount") plus interest at 10% per annum since September 5, 1996, as provided in Section 8, plus interest at 10% per annum on $4,100,000 from September 1, through September 4, 1996 (collectively, the "Payoff Amount") in full and complete satisfaction of the Judgment on the condition such payment is received by CC no later than the Consummation of the Offer (as defined in the Fourth Amendment to the Merger Agreement dated as of even date herewith (the "Fourth Amendment")), or November 4, 1997, whichever occurs first.

         2. Section 5 of the Agreement is hereby deleted and replaced in its entirety with the following:

         FORBEARANCE OF COLLECTION EFFORTS. Unless sooner terminated pursuant to the provisions of Section 7 of this Agreement, CC, as the assignee of the rights of ANIC, will not undertake prior to November 14, 1997, any act to execute on the Judgment, including the issuance or service of writs of attachment, garnishment or execution from any court, or to obtain discovery in aid of execution from any third party.

         3. Section 7 of the Agreement is hereby deleted and replaced in its entirety with the following:

         CONTINGENCIES AND TERMINATION. The obligations of CC, as the assignee of ANIC, to accept the Payoff Amount in full satisfaction of the Judgment and to forbear from any and all efforts to enforce the Judgment are contingent upon Consummation of the Offer. Sections 2 and 5 of the Agreement shall become null, void, and of no further force or effect at the sole option of CC upon the occurrence of any one of the following events:

                  (a) the earlier of (i) expiration of the Offer, or (ii) the filing of an involuntary bankruptcy, receivership or other insolvency proceeding against HOMG;

                  (b) either CC or HOMG advises the other or either HOMG or CC publicly announces that the Merger Agreement has been abandoned. HOMG further agrees to directly notify CC within twenty-four hours should the Merger Agreement be abandoned by HOMG for any reason;

                  (c) the stockholders of HOMG fail to approve and to authorize the Merger;

                  (d) holders of more than 10% of HOMG's stock shall have claimed or perfected appraisal rights;

                  (e) the failure of HMS and HMSI to execute and deliver to CC within five (5) business days from the date of execution of this Third Amendment, the appropriate UCC financing statements necessary to grant a perfected security interest to CC in their assets, in accordance with Section 16 of the Agreement and that certain Security Agreement dated as of September __, 1997; as amended, by and among CC, HMS and HMSI and that certain Security Agreement dated as of September __, 1997, by and among CC and various subsidiaries of HOMG;

                  (f) HOMG or CC fails to obtain the approval of any government regulatory body or agency from which approval of the Offer, as defined in the Merger Agreement, as amended by the Fourth Amendment is required prior to closing of the Offer;




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                  (g)      (i) the public announcement by a person not currently
                           a reported owner of 10% or more, other than CC or any
                           of   its   affiliates,    of   beneficial   ownership
                           ("beneficial ownership" being defined in accordance with Rule 13d-3 of the Securities Exchange Act of
                           1934, as amended, the ("Exchange Act")) of 10% or more of HOMG's common stock outstanding; (ii) the date upon which a tender offer or exchange offer is first published or sent or given within the meaning of Rule 14d-2(a) of the Exchange Act by a person other then CC or its affiliates; or (iii) the filing of a Schedule 13D by a person other then CC or its affiliates that contains a description of a plan or proposal that such reporting person or its affiliates have in response to any of the requested information contained in Item 4(b)-(j) of the Schedule 13D;

                  (h) the breach (without regard to materiality) by Company of any of the terms and/or conditions of the Merger Agreement, as amended; or

         If any of the foregoing events occur and CC elects to terminate its agreements and commitments set forth in Section 2 and 5 of this Agreement, CC shall promptly notify HOMG and HMS in writing of its decision to do so.

         4. Section 10 of the Agreement is hereby deleted and replaced in its entirety with the following:

         MUTUAL RELEASE. Upon Consummation of the Offer and upon receipt by CC of either the Payoff Amount (if such payment occurs on or before November 14,
1997) or the Judgment, as reduced by the Refund Claim (if such payment occurs after November 14, 1997), CC, HOMG and HMS will execute and exchange a mutual release in the form attached to the Agreement as Exhibit 1. Within 30 days after receiving such payment, CC shall file a Satisfaction of Judgment for each action pending in : (i) the Circuit Court of Broward County, Florida, styled Homeowners Marketing Services, Inc. v. Acceleration National Insurance Company. Case No. 96-001110 CACA (12) (the "Domestication Action"); and (ii) the Court of Common Pleas of Franklin County, Ohio, styled Acceleration National Insurance Company
v. Homeowners Marketing Services, Inc., et al., Consolidated Case Nos. 91CVH11-9404, 94CVH05-3083 (the "Ohio Action"), and be responsible for dismissing with prejudice each of the following actions: (i) the Ohio Action;
(ii) the Domestication Action; (iii) that certain action pending in the Circuit Court of Broward County, Florida, styled Acceleration National Insurance Company
v. Homeowners  Marketing  Services,  Inc., et al., Case. No. 96-001152 (18); and
(iv) that certain action pending in the Circuit Court of Dade County, Florida, styled Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., Case No. 96-00850 (CA) 23.



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         5.  COUNTERPARTS.  This  Amendment  may be  executed  in  two  or  more counterparts, each of which shall be deemed an original, but which together shall constitute one and same instrument.

         6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to principles of conflicts of laws. The parties further agree that venue for any action shall be in the Suffolk County Superior court, Commonwealth of Massachusetts.

         7. NO OTHER MODIFICATIONS. Except as modified by this Agreement, the terms of the Agreement shall remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, each party has executed this Amendment by its duly authorized representative on the date set forth below.


                                        HOMEOWNERS GROUP, INC.


Date: 9/16/97                           By:/s/ C. Gregory Morris
     -------------------------             -------------------------------
                                           Name:
                                           Title:

                                        HOMEOWNERS MARKETING
                                        SERVICES, INC.


Date: 9/16/97                           By:/s/ C. Gregory Morris
     -------------------------             -------------------------------
                                          Name:
                                          Title:


                                       THE CROSS COUNTRY GROUP,
                                       L.L.C.


Date: 9/16/97                          By:/s/ Howard L. Wolk
     -------------------------             -------------------------------
                                           Name:
                                           Title:


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